                                                                   EXHIBIT 10.35


                    EMPLOYMENT AND NONCOMPETITION AGREEMENT
                    ---------------------------------------


     THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is made and entered into as of February 1, 2000 by and between Advance Stores Company, Incorporated, a Virginia corporation (the "Company"), Advance Holding Corporation, a Virginia corporation ("Holding"), and Lawrence P. Castellani (the "Executive").

                             W I T N E S S E T H:

     A. The Company and Holding desire to employ Executive as the Chief Executive Officer and a Director of the Company and Holding on the terms and conditions hereinafter set forth, and Executive is desirous of accepting said employment.

     B. The Company is engaged in the highly competitive business of marketing and sale of automotive parts, accessories, and services. During his continued employment with the Company, Executive will have obligations relating to the business operations of the Company. Unless otherwise indicated, all references to the "Company" in this Agreement shall include the business operations of the Company.

     C. Executive is recognized as a leading executive with significant expertise in the retail industry. Executive will develop in his role with the Company industry experience and knowledge that will be greatly valued by the Company and would be extremely valuable to competitors of the Company.

     D. For purposes of this Agreement, "Confidential Information" means any data or information with respect to the business conducted by the Company, that is material to the Company's business operations and is not generally known by the public, including business and trade secrets. To the extent consistent with the foregoing definition, Confidential Information includes without limitation:
(a) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of the Company, together with any techniques utilized by the Company in designing, developing, testing or marketing its products, designing stores, locating stores, product mix and supplier information (including pricing, discounts and the like) or in performing services for clients, customers and accounts of the Company; and (b) the business plans and financial statements, reports and projections of the Company. The Company has granted and will grant Executive access to and knowledge of the Company's Confidential Information during the course of his employment with the Company. Executive recognizes and acknowledges that the Confidential Information which he has acquired and will acquire in the course of his employment is utilized by the Company in all geographic areas in which the Company does business. Further, the Confidential Information will also be utilized in all geographic areas into which the Company expands its business. Thus, Executive acknowledges that he will be a formidable competitor in all areas where the Company conducts business. Executive also acknowledges that the restrictive covenants in this Agreement serve to protect the Company's investment in the Confidential Information.

     E. Each of Executive and the Company are sophisticated parties experienced in business transactions of this type, and fully understand (i) the ramifications of the noncompetition, non-solicitation and confidentiality restrictions of this Agreement and (ii) that the laws of each state with respect to the enforceability of such provisions vary. The parties are specifically selecting the internal laws of the Commonwealth of Virginia to govern this Agreement in order that it be enforceable against each of them.

     NOW, THEREFORE, in consideration of Executive's continued employment with the Company, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.  Employment and Term.  Subject to the terms and conditions of this
         -------------------
Agreement, the Company agrees to employ Executive for a term commencing on February 1, 2000 (the "Effective Date") and ending January 31, 2002 (the "Initial Term") or such other date on which such employment shall terminate as provided herein. The term of this Agreement and Executive's employment hereunder will automatically be extended for an additional one-year period following the expiration of the Initial Term and following each year of employment hereunder after the Initial Term (each, a "Renewal Date"), without further action by Executive or the Company unless written notice not to renew for an additional one-year period is given by either the Company or Executive to the other not less than sixty (60) days prior to the expiration of the Initial Term or any Renewal Date, as applicable. In the event a notice not to renew is given by one party to the other as provided in the immediately preceding sentence, then the automatic extension of the term of this Agreement shall thereafter no longer be of any further force or effect. Executive will carry out faithfully and to the best of his abilities such duties and have such responsibilities as would normally be carried out by the Chief Executive Officer and a Director of a company, subject to the control of and in accordance with the directives and policies of the Board of Directors of the Company. The employment of Executive shall be on an exclusive basis, but Executive may be a passive investor or otherwise have a passive interest in other businesses, partnerships and entities so long as such other activities of Executive do not interfere with the performance of his duties hereunder and so long as such other businesses, partnerships and entities do not cause Executive to violate the non-competition, non-solicitation, and confidentiality restrictions of this Agreement.

     2.  Compensation.
         ------------

         2.1  Salary.  The Company shall provide Executive with an annual
              ------
salary equal to $600,000 payable in equal monthly installments, or such other schedule established by the Company, less required withholding. The annual salary will be subject to annual increases upon review by the Board of Directors. Any such reviews will be made after completion of the Company's fiscal year, and shall be in the sole discretion of the Board of Directors; provided, however, that the first such review shall occur in the first quarter of 2001.

          2.2  Signing Bonus and Equity Package.  Upon execution of this
               --------------------------------
Agreement, Executive shall receive:

               (a)  A signing bonus of $3,272,700;

               (b) Options to purchase up to 1,050,000 shares of Holding Class A Common Stock concurrently herewith under the terms and conditions of a Stock Option Agreement;

               (c) Upon execution of a restricted stock agreement and payment of the full cash purchase price therefor, 110,000 shares of Holding Class A Common Stock valued at $16.82 per share; and

               (d) The opportunity to purchase 75,000 additional shares of Holding Class A Common Stock utilizing a promissory note for up to one-half of the purchase price.

          2.3  Annual Option Grants.  Executive shall be eligible to receive an
               --------------------
annual grant of options to purchase Holding Common Stock, in an amount and on terms consistent with grants historically made to the Company's and Holding's senior management executives.

          2.4  Expenses.  Executive shall be reimbursed in accordance with the
               --------
policies of the Company as adopted by the Board from time to time for his reasonable travel, entertainment, business, meeting and similar expenditures, commensurate with his position with the Company, incurred for the benefit of the Company and subject to approval of the Board. As an additional condition to the reimbursement of such expenses by the Company to Executive, Executive shall provide the Company with copies of all available invoices and receipts, and otherwise account to the Company in sufficient detail and with adequate documentation to allow the Company to confirm the business nature of the expenses and claim an income tax deduction for such paid items, if such items are deductible.

     3.   Bonus Program and Other Benefits.  Executive shall be eligible to
          --------------------------------
participate in a manner commensurate with other senior management executives of the Company in all benefits or other programs generally available to such executives to the extent such exist or are sponsored by the Company, at a level consistent in overall terms with such bonus and benefit programs on the date hereof provided, that the target bonus shall be no less than 100% of annual salary. As of the date hereof the Company's bonus program would pay a target bonus to Executive equal to 100% of his annual salary upon achievement of sales, EBITDA and asset utilization targets established by the Board of Directors or its Compensation Committee. Targets for the fiscal 2000 bonus (to be paid in early 2001) are expected to be established within 60 days after the end of Fiscal Year 1999. The opportunity to achieve a bonus in excess of the target will be made available by the Company.

     4.   Termination of Employment.
          -------------------------

          4.1  Termination by the Company.  The Company may terminate
               --------------------------
Executive's employment upon the occurrence of any of the following:

               (a) At the election of the Company for cause, immediately upon written notice by the Company to Executive. For the purpose of this Section 4.1(a), "cause" for termination shall be deemed to exist in the event of: (A) the engaging by Executive in conduct which is demonstrably and materially injurious to the Company, including fraud, embezzlement or other material illegal conduct, (B) the conviction of Executive of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony, (C) material breach by Executive of any of the terms of this Agreement, which, if curable, is not cured by Executive within fourteen
(14) days of written notice by the Company to Executive of such breach or (D) gross negligence or willful misconduct by Executive in the performance of his duties, which, if curable, is not cured by Executive within fourteen (14) days of written notice by the Company to Executive of such non-performance.

               (b) Upon death or upon determination of disability of Executive. As used in this Section 4, the term "disability" or "disabled" shall mean the failure of Executive, due to a physical or mental disability, despite reasonable accommodation made by the Company, for a period of 180 days, during any consecutive 12-month period to substantially perform the services contemplated under this Agreement.

               (c) At the election of the Company at any time, without cause, subject to the provisions of Section 4.4(a).

          4.2  Termination by Executive.  Executive may terminate his employment
               ------------------------
upon 30 days' written notice to the Company for any reason. If Executive terminates his employment for "Good Reason" the termination shall be treated as a termination under Section 4.1(c) for purposes of determining Executive's benefits under this Agreement. For purposes of this Agreement, "Good Reason" shall mean that, without Executive's express written consent, the occurrence of any of the following circumstances:

               (a) The assignment to Executive of any duties materially inconsistent (except in the nature of a promotion) with the position in the Company that he held immediately prior to the reassignment or a substantial adverse alteration in the nature or status of his position or responsibilities from those in effect immediately prior to the reassignment;

               (b) A reduction by the Company in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

               (c) The Company's requiring Executive to be based more than 50 miles from the Company's office at which he was principally employed immediately prior to the date of the relocation;

               (d) A material breach by the Company of its duties under this Agreement;

               (e) The elimination or substantial reduction by the Company of its incentive bonus program referred to in Section 3.

          4.3  Termination by Executive Upon a Change of Control.  In the event
               -------------------------------------------------
that (x) a Change of Control (as hereinafter defined) occurs and (y) at any time prior to the first anniversary of such Change of Control a Triggering Event (as hereinafter defined) shall occur, then unless Executive shall have given his express written consent to the contrary, Executive may, upon 30 days' written notice to the Company, terminate his employment hereunder. For purposes of this
Section 4.3:

               (a) "Change of Control" means the occurrence of any one of the following: (i) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any person, entity or group acting in concert, acquiring "beneficial ownership" (as defined in rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity stock of Holding, excluding, however, such an acquisition by any affiliates of Freeman Spogli & Co. LLC, Sears Roebuck & Co. and its affiliates, or Ripplewood Partners, L.P. and its affiliates; or (ii) a merger or consolidation of the Company or Holding, other than a merger or consolidation which would result in the voting securities of Holding outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting power represented by the voting securities of Holding or such entity outstanding immediately after such merger or consolidation; or (iii) the shareholders of Holding approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company's assets (other than in connection with a sale or disposition to subsidiaries of the Company or in connection with a reorganization or restructuring of the Company).

               (b) "Triggering Event" means any of the following: (i) the termination by the Company without cause of Executive's employment pursuant to
Section 4.1(c) hereof; or (ii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 4.2 hereof.

          4.4  Effect of Termination.
               ---------------------

               (a) In the event Executive's employment is terminated without cause or should Executive terminate his employment with Good Reason, (i) the Company shall pay to Executive the then applicable salary payable to him under
Section 2 (in monthly installments, less required withholding) through the later of (A) the remainder of the term of employment hereunder or (B) one year after the effective date of termination; provided, however, that in the event that, subsequent to termination, Executive engages in other employment, Executive shall receive the difference, if any, between his salary with the Company and his new salary, (ii)

Executive shall receive a pro rata portion of any bonus due to him with respect to all periods prior to termination of employment and (iii) if possible under the provisions of such plan, the Company shall continue Executive's medical insurance coverage through the later of (A) the remainder of the term of this Agreement or (B) until he engages in other employment. In the event Executive is ineligible under such plan, the Company shall arrange to provide Executive with substantially similar benefits until he engages in other employment.

               (b) If Executive's employment is terminated by death or because of disability pursuant to Section 4.1(b), the Company shall pay to the estate of Executive or to Executive, as the case may be, one year's salary in 12 equal monthly installments (less any amounts paid Executive under any disability plan maintained by the Company), plus the pro rata portion of any bonus, if any, payable for the portion of the fiscal year in which death or disability occurred that Executive was still employed.

               (c) If Executive is terminated for cause or if Executive terminates his employment without Good Reason, Executive is entitled to no salary or benefits beyond the effective date of termination and Executive shall not be entitled to any bonus or incentive compensation payments whatsoever.

               (d) If there occurs a Change of Control coupled with a Triggering Event, Executive shall be entitled to the following:

                    (i) Following the date of the Triggering Event, Executive shall be paid two cash payments each to be equal to Executive's annual base salary in effect on the date of the Triggering Event, the first of such payments to be paid within 30 days of the Triggering Event and the second of such payments to be paid on the first anniversary of the date of the Triggering Event, in each case subject to normal withholding;

                    (ii)  As of the date of the Triggering Event,
     notwithstanding the vesting schedule set forth in any stock option agreement pursuant to which Executive was granted options to purchase Holding Common Stock, all of such options shall thereupon become fully vested; and

                    (iii) For a one year period following the date of the Triggering Event, Executive shall be provided with employee benefits substantially identical to those to which Executive was entitled immediately prior to the Triggering Event, subject to any changes or modifications (including reductions or terminations) to the Company's employee benefit and welfare plans that are made generally for all of the Company's senior management executives.

     In the event that the benefits provided for in this Section 4.4(d) to be paid Executive constitute "parachute payments" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (a) a payment from the Company sufficient to pay such excise tax and (b) an additional payment from the Company sufficient to pay the federal and state income tax arising from the payment made under clause (a) of this sentence. Unless the Company and Executive otherwise agree, the determination of Executive's excise tax liability and the federal and state income tax resulting from the payment under clause (a) above shall be made by the Company's independent accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Company and Executive for all purposes. For purposes of making the calculations required by this Section 4.4(d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations required by this Section 4.4(d). The Company shall bear the expenses of the Accountants under this Section 4.4(d).

     5.   Covenants.
          ---------

          5.1  Definitions.
               -----------

               (a) The term "Person" shall mean any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, natural person, and any other entity that may be treated as a person under applicable law.

               (b) The term "Affiliate" shall mean an affiliate as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act").

               (c) The term "Control" shall mean control as such term is defined in Rule 12b-2 under the Exchange Act.

               (d) The term "Prohibited Business" shall mean any Person that sells or offers to sell automotive parts, accessories, or services in competition with the automotive parts, accessories, or services sold or offered to be sold by the Company (whether conducted by the Company or Holding or any subsidiary or Affiliate of the Company, or any person, corporation, partnership, trust or other organization or entity deriving title from the Company or Holding). The term includes, but is not limited to Persons engaged in competition with the Company as a chain of automotive parts and accessories stores or chain of automotive service facilities, including any retail chain offering other products and services that engages in a significant line of business of offering automotive parts, accessories or services. Such a Person is engaged in a significant line of business competitive with the Company if the sale of automotive parts, accessories or services exceeds the lesser of 10% of the revenues or $50 million in revenue of such Person. Nothing herein shall be construed as prohibiting Executive from working for a Prohibited Business in any division, subsidiary or aspect of that business that is not competitive with the Company.

               (e) The term "directly or indirectly carry on or participate in a Prohibited Business" shall include Executive, directly or indirectly, doing any of the following listed acts:

                    (i) Whether or not for compensation, directly or indirectly engaging in any Prohibited Business, or any part thereof, whether as a director, officer, employee, consultant, adviser, independent contractor or otherwise, or assisting any other Person in such Person's conduct of a Prohibited Business, or any part thereof; or

                    (ii) Holding legal or beneficial interest in any Person that is engaged in any Prohibited Business, or any part thereof, whether such interest is as an owner, investor, partner, creditor, joint venturer or otherwise; provided, however, that Executive may acquire and own up to two percent (2%) of the outstanding securities of any corporation which is a publicly traded reporting corporation under the Exchange Act; or

                    (iii) As agent or principal carrying on or engaging in any activities or negotiations with respect to the acquisition or the disposition of any Prohibited Business; or

                    (iv) Giving advice to any other Person, firm or association engaging in any Prohibited Business; or

                    (v) Lending or allowing his name or reputation to be used in or associated with any Prohibited Business; or

                    (vi) Soliciting, diverting or attempting to divert from the Company any business constituting, or any customer of, or any supplier of, any part of the business conducted by the Company; or

                    (vii) Allowing his skill, knowledge or experience to be used in any Prohibited Business.

               (f) The term "Covenant Period" shall mean the period extending to the later of (i) __________, 2003 or (ii) the one year anniversary of the effective date of termination of employment of Executive which includes the non-renewal of the term of this Agreement by either party pursuant to Section 1.

          5.2  Agreement Not to Compete Nationally.  Executive acknowledges that
               -----------------------------------
the Company intends to extend its business operations throughout the United States of America. Therefore, during the Covenant Period, Executive agrees that he shall not directly or indirectly carry on or participate in any Prohibited Business anywhere within the United States of America.

          5.3  Agreement Not to Compete Where the Company Does Business.
               --------------------------------------------------------
Independent of the preceding provision, Executive agrees that, during the Covenant Period, he shall not directly or indirectly carry on or participate in a Prohibited Business which sells or offers to sell products or services (in competition with the Company) within any county or city in which the Company, during the Covenant Period, sells or offers to sell its products or services.

          5.4  Non-Recruitment.  Independent of the foregoing provisions,
               ---------------
Executive agrees that, during the Covenant Period, Executive shall not, directly or indirectly, cause any person engaged or employed by the Company or its Affiliates (whether part-time or full-time and whether as an officer, employee, consultant, agent, adviser or independent contractor) (an "Employee") to voluntarily leave the employ of or engagement with the Company or its Affiliates, as the case may be, or to cease providing the services to or on behalf of the Company or its Affiliates, as the case may be, then provided by such Employee. Executive further agrees that, during the same time period, he will not in any manner seek to engage or employ any such Employee (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any Person other than the Company.

          5.5  Non-Solicitation.  Independent of the foregoing provisions,
               ----------------
Executive agrees that, during the Covenant Period, Executive shall not, other than in connection with his employment, directly or indirectly, sell or offer to sell automotive parts, accessories, or services (or directly or indirectly carry on or participate in a Prohibited Business that sells or offers to sell automotive parts, accessories, or services) to any Person who is a customer of the Company. Executive also agrees that, during the Covenant Period, Executive shall not, directly or indirectly, interfere, in any way, with the business relationship between the Company or its Affiliates and any business which supplies automotive parts, accessories, or services to the Company.

          5.6  Confidential Information.  This covenant is independent of, and
               ------------------------
in addition to, those set forth above.

               (a) Executive hereby covenants and agrees that, during the Covenant Period and at all times thereafter, he will not use or disclose any Confidential Information, except for the benefit of the Company and to authorized representatives of the Company or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Executive's, have entered the public domain.

               (b) Executive acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of the Company and that Executive has and shall acquire no right, title or interest therein. Any and all printed, typed, written or other material which Executive has or may obtain with respect to Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon request of the Company, be promptly delivered by Executive to the Company.

               (c) Executive hereby assigns to the Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Executive solely or jointly have conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice, during the Covenant Period.
All original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive's services hereunder and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

          5.7  Representation and Warranties.  Executive represents and warrants
               -----------------------------
to, and agrees with, the Company and its Affiliates that:

               (a) Executive has carefully reviewed the restrictive covenants contained in this Section 5 and considered all of its terms, and agrees that its scope, duration and terms are reasonable; and

               (b) This Agreement constitutes the legal, valid and binding obligation of Executive enforceable in accordance with its terms.

          5.8  Scope and Reasonableness.  The parties agree that it is not their
               ------------------------
intention to violate any public policy or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

     6.   Validity of Covenants. Executive agrees that the restrictive covenants
          ---------------------
contained in this Agreement are reasonably necessary to protect the legitimate business and other interests of the Company, are reasonable with respect to time and territory, and do not interfere with the interests of the public.

     7.   Specific Performance.  Executive acknowledges that it would be
          --------------------
impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement would likely be inadequate and, accordingly, agrees that the Company and its Affiliates shall, in addition to any other rights or remedies which they may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from violating any of the provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Executive hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him, without the necessity of posting bond or other security against him, and consents to the entry of injunctive relief against him enjoining or restraining any breach or threatened breach of this Agreement. If Executive takes action in violation of a restrictive covenant set forth in Section 5 of this Agreement, Executive acknowledges that the effective period for the restrictive covenants which are violated will be extended for a period of time equivalent to the period of time during which Executive is in violation of the restrictive covenants.

     8.   Notices.  Any and all notices, designations, consents, offers,
          -------
acceptances, or any other communications provided for herein shall be given in writing and shall be deemed given if sent by registered or certified mail, return receipt requested; or on the date actually received if sent by express mail or other similar overnight delivery or if hand delivered or if sent via facsimile, which shall be addressed:

          If to the Company:

               Advance Holding Corporation
               c/o Freeman Spogli & Co. Incorporated
               599 Lexington Avenue, Suite 1800
               New York, New York 10022
               Attention:  John M. Roth
               Telephone:  (212) 758-2555
               Fax:  (212) 758-7499

          With a copy to:

               Douglas W. Densmore, Esq.
               Flippin Densmore Morse Rutherford & Jessee
               300 First Campbell Square
               Drawer 1200
               Roanoke, Virginia 24066

          and

               Thomas A. Waldman, Esq.
               Riordan & McKinzie
               300 South Grand Avenue, 29/th/ Floor
               Los Angeles, California 90071
               Telephone: (213) 229-8434
               Telecopy:  (213) 229-8550

          If to Executive:

               Lawrence P. Castellani
               Advance Auto Parts
               5673 Airport Road
               Roanoke, VA 24012
               Telephone:  (540) 362-4911
               Fax:  (540) 561-1699

          With a copy to:

               Jim Wadsworth, Esq.
               Hodgson, Russ, Andrews, Woods & Goodyear, LLP
               One M&T Plaza, Suite 2000
               Buffalo, NY 14203-2391
               Telephone: _____________
               Fax: ___________________

or such other address as the parties may provide in writing from time to time.

     9.   Governing Law.  This Agreement shall be subject to and governed by the
          -------------
laws of the Commonwealth of Virginia.

     10.  Severability.   The restrictive covenants set forth in Section 5 are
          ------------
separate and independent contractual provisions. The invalidity or unenforceability of any particular restrictive covenant or any other provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     11.  Successors and Assigns Binding Effect.  This Agreement shall be
          -------------------------------------
binding upon and inure to the benefit of the Company and Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns, provided that Executive may not assign his rights or delegate his obligations hereunder. The Company may assign its rights under the restrictive covenants in Section 5 to any beneficial owner of 10% or more of the Company or any other Affiliate.

     12.  No Waiver.  The failure by the Company or any Affiliate to enforce any
          ---------
of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is in writing and signed by the waiving party, and, in the case of any corporation, approved by its Board of Directors, or in the case of a partnership, approved by the Board of Directors of its corporate general partner. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

     13.  No Construction Against Any Party.  This Agreement was reviewed by
          ---------------------------------
legal counsel for each of Executive and the Company. This Agreement is the product of informed negotiations among Executive and the Company and if any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Moreover, Executive and the Company each acknowledge that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

     14.  Disputes.  In the event of any dispute between the parties arising out
          --------
of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the

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

reasonable expenses of the prevailing party including, without limitation, reasonable attorneys' fees.

     15.  Effectiveness.  This Agreement shall become effective upon the
          -------------
Effective Date.

     16.  Entire Agreement.
          ----------------

          (a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

          (b) This Agreement may not be changed orally, but may be amended, revoked, changed or modified at any time by a written agreement executed by Executive and the Company upon approval of the Board of Directors.

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

     IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year set forth above.

                         ADVANCE HOLDING CORPORATION


                         By: /s/ Jimmie L. Wade
                             -------------------------
                                 Jimmie L. Wade
                                 President & CAO


                         ADVANCE STORES COMPANY, INCORPORATED


                         By: /s/ Jimmie L. Wade
                             -------------------------
                                 Jimmie L. Wade
                                 President & CAO


                         EXECUTIVE:


                         /s/ Lawrence P. Castellani
                         -----------------------------
                             Lawrence P. Castellani

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